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                                                                       EXHIBIT 5

                        OPINION OF DAVIS POLK & WARDWELL

                                                                February 5, 2002


The Limited, Inc.
Three Limited Parkway
Columbus, Ohio  43216

Intimate Brands Holding Co., Inc.
4441 South Polaris Avenue
Las Vegas, Nevada  89103

Ladies and Gentlemen:

         We have acted as special counsel to The Limited Inc., a Delaware corporation ("The Limited"), and Intimate Brands Holding Co., Inc., a Delaware corporation and a wholly-owned subsidiary of The Limited ("IB Holdings"), in connection with The Limited's and IB Holdings' offer to exchange 1.046 shares of common stock, par value $0.50 per share, of The Limited (the "Shares") for all of the outstanding Class A common stock of Intimate Brands, Inc., a Delaware corporation ("Intimate Brands"), and the subsequent "short form" merger of Intimate Brands with and into IB Holdings (collectively, the "Transactions"). We have participated in the preparation of The Limited's Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission for the purpose of registering the Shares to be issued pursuant to the Transactions under the Securities Act of 1933, as amended.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

         On the basis of the foregoing, we are of the opinion that:

               (i) assuming the due execution and delivery of certificates representing the Shares and receipt of any required approval of the issuance of the Shares by the stockholders of The Limited, the Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Transactions, will be validly issued, fully paid and non-assessable; and



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               (ii) assuming the representations made to the undersigned by The
         Limited in The Limited's letter dated the date hereof are accurate and complete and subject to the additional qualifications set forth in such discussion, the discussion set forth under the caption "Material Federal Income Tax Consequences" in the prospectus which is a part of the Registration Statement accurately describes the material United States federal income tax consequences of the Transactions.

         We are members of the Bar of the State of New York and the foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the references to our name under the captions "Material Federal Income Tax Consequences" and "Legal Matters" in the related prospectus.

                                                    Very truly yours,



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